Exhibit 5.2

February [__], 2018

Insurance Income Strategies Ltd.

Canon’s Court, 22 Victoria Street

Hamilton, HM12 Bermuda

Re:	Form S-1 Registration Statement (Registration No. 333-221083)

Ladies and Gentlemen:

We have acted as special counsel to Insurance Income Strategies Ltd., a Bermuda exempted company (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (Registration No. 333-221083) initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on October 24, 2017, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).

The Registration Statement relates to the registration of the offer and sale of up to 5,980,000 Units of the Company (the “Units”) (including up to 780,000 Units subject to the Underwriters’ (as defined below) over-allotment option), with each Unit consisting of (i) one of the Company’s common shares, par value $0.001 per share (the “Common Shares” and the Common Shares underlying the Units, the “Shares”), for an aggregate of up to 5,980,000 Shares (including up to 780,000 Shares included in the Units subject to the Underwriters’ over-allotment option); (ii) one of the Company’s Class A Warrants (the “Class A Warrants”) and (iii) one of the Company’s Class B Warrants (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”) with each Warrant entitling the holder to purchase one Common Share, for an aggregate of up to 11,960,000 Warrants (including up to 1,560,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and V Stock Transfer LLC, as Warrant Agent, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Joseph Gunnar & Co., as representative of the underwriters named therein (the “Underwriters”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents had the power, corporate or other, to enter into and perform all obligations thereunder and all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. In rendering the opinions set forth below, we have further assumed that, before the issuance of the Units, Shares and Warrants (i) the Registration Statement will have become effective under the Securities Act and (ii) the conditions to consummating the transactions contemplated by the Underwriting Agreement will have been satisfied or duly waived and such transactions are consummated.

February [ ], 2018

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.            When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Unit will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2.            When the Units are delivered to the Underwriters against payment of the agreed consideration therefor in accordance with the Underwriting Agreement, each Warrant included in the Units will be a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,